Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-117902 of Denny’s Corporation on Form S-3 of our report dated February 7, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for intangible assets in 2002 to conform to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, as described in Note 3), appearing in and incorporated by reference in the Annual Report on Form 10-K of Denny’s Corporation for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Greenville, South Carolina

August 27, 2004